Exhibit 10.6

AMERICAN AIRLINES COLLATERAL SERVICES AGREEMENT

THIS AMERICAN AIRLINES COLLATERAL SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2003, by and between American Airlines, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155 (“American”), and Worldspan, L.P., a limited partnership organized and existing under the laws of Delaware, having its principal place of business at 300 Galleria Parkway, N.W., Suite 2100, Atlanta, Georgia 30339 (together with its subsidiaries, “Worldspan”).

RECITALS

WHEREAS, The parent company of Northwest Airlines, NWA Inc. (“NWA”), Delta Air Lines, Inc. (“Delta”), American, Worldspan and Travel Transaction Processing Corporation (“Buyer”) have entered into a Partnership Interest Purchase Agreement, dated as of March3, 2003 (the “Purchase Agreement”), pursuant to which NWA, Delta and American have severally agreed to sell, or cause their Affiliates to sell, all of the partnership interests in Worldspan to Buyer; and

WHEREAS, American and Worldspan are required to enter into this Agreement as a condition to the obligations of Buyer to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings assigned below:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, and “controlled” and “under direct or indirect common control with” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Air Carrier” means (i) each “air carrier” as that term is defined in Section 40102(a)(2) of the United States Federal Aviation Act of 1958, as amended, and (ii) each “foreign air carrier” as that term is defined in Section 40102(a)(21) of the United States Federal Aviation Act of 1958, as amended.

“Airline Flights” means any of the following:  (a) flight segments operated either (i) under the IATA code designation of American or one of its airline Affiliates, or (ii) under an airline marketing alliance operated under a distinct alliance name or brand (e.g., Global Alliance) in which American or any of its Affiliates participates and which involves an exchange of passenger or cargo traffic, whether operated by American or by any other airline in such alliance, (b) interline itineraries or (c) codeshare travel involving American or any of its Affiliates, as marketing Air Carrier or operating Air Carrier.

“American” has the meaning specified in the preamble to this Agreement.

“American Confidential Information” means the terms and conditions of this Agreement and all confidential and proprietary information designated as “Confidential” in writing by any American Party and related to this Agreement.

“American Parties” means American and its Affiliates and their respective directors, officers, employees, agents and representatives.

“Confidential Information” means, collectively, the Worldspan Confidential Information and the American Confidential Information.

“Contract Year” means each twelve-month period commencing on the Effective Date, or any anniversary thereof, during the Term.

“Corporate Direct System” means desktop travel management software offered by a GDS to a Person for use by such Person’s employees to facilitate the booking of their travel transactions.

“Delta Agreement” means the Delta Marketing Support Agreement of even date herewith entered into by Delta Air Lines, Inc. and Worldspan, L.P.

“Direct Connect Offer” has the meaning specified in Section 4.01A.

“Disputes” has the meaning specified in Section 8.11.

“Effective Date” means July 1, 2003.

“GDS” means a global distribution system marketed by Worldspan, Sabre, Inc., Pegasus Solutions, Inc., Wizcom International, Ltd., Galileo International, LLC, Amadeus Global Travel Distribution, S.A., AXESS, Infini, ABACUS Distribution Systems Pte. Ltd., Travelsky and their respective successors and affiliates; but excluding a Corporate Direct System.

“GDS-Enabled Direct Connect Functionality” means direct electronic access to the Products of American and its Affiliates through a GDS, where American or its Affiliates compensate the GDS directly for such services, and where the functionality provided by the GDS to effect such direct electronic access to the Products is not the functionality generally available to the subscriber base of such GDS system.

“IRS-Enabled Direct Connect Functionality” means any access to the Products of American and its Affiliates other than GDS-Enabled Direct Connect Functionality.  For the avoidance of doubt, it is acknowledged that the internal reservation system of American, through which IRS-Enabled Direct Connect Functionality may be implemented, shares (i.e., is “co-hosted” with), in part, the same database, computer hardware, software applications and communications infrastructure used to maintain and operate the Sabre global distribution system.

“Northwest Agreement” means the Northwest Marketing Support Agreement of even date herewith entered into by Northwest Airlines, Inc. and Worldspan, L.P.

“Person” means any individual, corporation, partnership, limited partnership, firm, joint venture, association, joint stock company, trust, estate, limited liability company, unincorporated association, government or regulatory body (or any agency or political subdivision thereof) or other entity.

“Products” means fares, schedules and/or inventory related to Airline Flights, excluding cargo.

“Purchase Agreement” has the meaning specified in the Recitals to this Agreement.

“Second Master Arbitration Agreement” has the meaning specified in Section 8.11.

“Term” has the meaning specified in Section 7.01.

“Travel Agency” means a Person who has been assigned an account number by the Airline Reporting Corporation or the International Air Transport Association, or both, for the purpose of authorizing such Person to operate as a travel agency.

“Trip Manager” means the Corporate Direct System marketed by Worldspan that is referred to as Trip Manager, including any versions thereof that may be marketed by Worldspan under other names, as such software exists as of the date of this Agreement and as it may be modified.

“Worldspan” has the meaning specified in the preamble to this Agreement.

“Worldspan Confidential Information” means the terms and conditions of this Agreement and all confidential and proprietary information designated as “Confidential” in writing by Worldspan related to this Agreement.

“Worldspan Parties” means Worldspan and its Affiliates and their respective directors, officers, employees, agents and representatives.

“Worldspan Response” has the meaning specified in Section 4.01A.

“Worldspan System” means the GDS provided by Worldspan.

Section 1.02.  Other Definitional Provisions.  Other capitalized terms used in this Agreement and not defined in Section 1.01 shall have the meanings assigned elsewhere in this Agreement.

ARTICLE II

GDS CONTENT

Section 2.01.  During the Term:

A.                                   American will not terminate the Participating Carrier Agreement between Worldspan and American for so long as (i) Worldspan continues to comply with the provisions of such Participating Carrier Agreement, and (ii) American has not first effectively terminated for at least five consecutive calendar days at least one of the participating carrier agreements with one of the respective GDSs marketed by Sabre, Inc. or Galileo International, LLC, unless [**].  In addition, if American has effectively terminated the Participating Carrier Agreement under clause (ii) of the first sentence above (one of the other participating carrier agreements mentioned having been effectively terminated for five days) and American enters into a new participating carrier agreement to replace the participating carrier agreement first terminated with reference to clause (ii) above, then the Participating Carrier Agreement will be immediately reinstated if [**].

B.                                     Nothing in this Agreement prevents American from:

(1)                                  having its products and services displayed or listed in any GDS or any Corporate Direct System;

(2)                                  authorizing any company that markets a global distribution system or any Corporate Direct System to use American’s trademarks and trade names in connection with advertising American’s participation in such global distribution system or such Corporate Direct System;

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(3)                                  cooperating in the use of a Corporate Direct System other than Trip Manager for a corporate or other customer who chooses to use a different Corporate Direct System in order to access the Worldspan System;

(4)                                  marketing and distributing Products directly to Travel Agencies, corporate customers and end users, subject to Worldspan’s rights in respect of GDS-Enabled Direct Connects under Article IV below;

(5)                                  performing its obligations or enforcing its rights under any existing marketing agreement or participating carrier agreement with a global distribution system, or modifying the terms of or entering into any new agreement, in each case, that does not conflict with the performance by American of its specific obligations under this Agreement; or

(6)                                  taking any actions that American deems to be in its best interests, with respect to the governmental regulation of global distribution systems in the United States or around the world, including the submission of written comments or position papers on issues that could prospectively impact the value of this Agreement or its performance favorably or unfavorably, but without implying any modification of American’s obligations under this Agreement to the extent such modifications are not required by laws or regulations in force.

C.                                     American will provide for the Worldspan System no less functionality, inventory, inventory controls or information related thereto in any given country than American provides for any other GDS in such country. In addition, if requested by Worldspan, American shall provide for the Worldspan System all fares that it makes available to another GDS for distribution to all of such other GDS’s subscribers on the same terms and conditions as American makes such fares available to such other GDS.  For the avoidance of doubt, such terms and conditions might be specific to the provision of a certain category of fares as agreed to by American and such other GDS during the Term.  American shall have no obligations under the first two sentences of this Section 2.01C with respect to the United States unless with respect to the United States, Worldspan and the Worldspan System offer to American a pricing structure (on a net basis) and a level of functionality at least as favorable, in the aggregate, as the pricing structure (on a net basis) and level of functionality provided to American by such other GDS or the company that markets it in the United States, as reasonably determined by American.  For purposes of the preceding sentence,  the pricing structure of a GDS shall not take into account any payments or other consideration for marketing assistance or support in the United States provided to American by such GDS.  American shall have no obligations under the first two sentences of this Section 2.01C with respect to any given country other than the United States unless, with respect to such country, Worldspan and the Worldspan System offer to American a pricing structure (on a net basis) and a level of functionality at least as favorable, in the aggregate, as the pricing structure (on a net basis) and level of functionality provided to American by such other GDS or the company that markets it, as reasonably determined by American.  For purposes of the preceding sentence, the pricing structure of a GDS shall take into account any payments made for marketing assistance or support in such country or other consideration provided to American by such GDS specifically to induce American to agree to make available special functionality, inventory, inventory controls or information for subscribers of the GDS in that country.

ARTICLE III

TRIP MANAGER

Section 3.01.  Subject to Trip Manager meeting American’s functionality requirements, which shall be determined by American in its sole discretion, American agrees to use, at no cost to American, Trip Manager for use by its employees pursuant to an end user license agreement that is mutually acceptable to American and Worldspan; provided, however, that such end user license agreement shall not prohibit incidental uses by individual employees of American of a Corporate Direct System other than Trip Manager.

ARTICLE IV

DIRECT CONNECT

Section 4.01.  Direct Connect Right of First Refusal.

A.                                   During the Term, if American or any of its Affiliates (i) receives a proposal from any GDS to provide GDS-Enabled Direct Connect Functionality to a third party or parties, or (ii) proposes to a GDS to provide such GDS-Enable Direct Connect Functionality itself or through one of its Affiliates to any Person, and American or the Affiliate decides to pursue implementation of such proposal (in either case, a “Direct Connect Offer”), American shall [**]; provided, however, that American shall have no obligation to [**]. Worldspan shall have [**] days to respond to American (a “Worldspan Response”).

B.                                     If Worldspan provides a Worldspan Response to such Direct Connect Offer within such [**] period, then, [**].

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

[**].

C.                                     Notwithstanding anything contained herein to the contrary, if a GDS [**].

D.                                    Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prevent or restrict American or any of its Affiliates from establishing [**] in whatever manner and with whatever intermediary, [**], that American or any of its Affiliates may elect from time to time.

Section 4.02  Equitable Relief.  American acknowledges that the provisions of this Article IV are essential for the protection of Worldspan’s legitimate business interests and are fair and reasonable in scope and content, and agrees that an award of money damages shall be inadequate for any breach by it of this Article IV and that any such breach shall cause Worldspan irreparable harm.  Accordingly, in addition to any other remedies that may be available at law or in equity, Worldspan shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and American agrees not to oppose the granting of such relief on the basis that Worldspan has an adequate remedy at law.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 4.03  Blue Penciling.  If any law, rule or regulation applicable to global distribution systems, including the GDS’s, or otherwise applicable to the provisions of this Article IV is amended, terminated, suspended or otherwise modified rendering any provision contained in this Article IV unenforceable for any reason, then such provision shall be deemed to be automatically modified and amended to the extent necessary to render the provision enforceable and such provisions as so modified shall be enforceable against the parties hereto.

ARTICLE V

CERTAIN TRAVEL PRIVILEGES

Section 5.01.  TWA Retirees.  [Intentionally omitted].

Section 5.02.  Travel Pass.  Subject to the satisfaction of the condition precedent set forth section 5.02 A, and subject to American’s terms, conditions and rules generally applicable to comparable travel privileges (including, without limitation, capacity controls) in effect from time to time, during the Term, American shall grant to Worldspan one positive-space, A-4P travel privileges priority designation for use solely by a single Worldspan executive officer or Worldspan Board member and his or her spouse on American’s flights and strictly for pleasure travel.  For the avoidance of doubt, commuting to or from a residence maintained away from Worldspan offices for the purpose of working at that office is considered business travel. If American determines that such privileges have been used for business travel, American may revoke them, without prejudice to all other terms, conditions and rules of American’s travel privileges program which may result in the suspension or loss of such privileges.  Such Worldspan executive officer or Worldspan Board member and their spouse, as the case may be, shall be responsible for the payment of all applicable service charges and taxes associated with their A-4P travel privileges.  Failure to timely make such payments can result in revocation or suspension of travel privileges under American’s rules.

A.                                   Condition Precedent to Travel Privileges.  American’s obligation under this Section 5.02 shall only become effective on or after the occurrence of the Closing Date, as defined in the Purchase Agreement, when Worldspan shall have entered into a binding contract with American, on terms and conditions, including payment, reasonably satisfactory to American, to waive certain exclusive use restrictions on certain software owned by Worldspan but developed on behalf of TWA Airlines, Inc. and acquired by American as part of its acquisition of certain assets and from TWA Airlines, Inc.

Section 5.03.  Travel Discounts.  During the Term, American shall provide to Worldspan employees discounts for business air travel in accordance with the discount program set forth in Exhibit 5.03A and in accordance with certain additional terms and conditions from American’s standard form corporate travel agreement attached as Exhibit 5.03B.  If, during the Term, (i) the base corporate travel discount provided to Worldspan under either of the Delta Agreement or the Northwest Agreement is reduced, or (ii) Worldspan terminates one of those agreements, other than for default, in its entirety or just as to the corporate travel discount provision, then Worldspan must notify American of such circumstance, and American may elect by written notice to Worldspan to deem this Agreement amended to reflect the same reduced base discount level as of the same date it is effective under either the Delta Agreement or the Northwest Agreement, or terminate the discount under this Section 5.03 as of the same date terminated under either the Delta Agreement or the Northwest Agreement, as the case may be; provided, that if Delta or Northwest makes a payment or provides other consideration to Worldspan specifically to induce Worldspan to reduce or terminate their respective discount, American must match the payment or provide substantially equivalent consideration to terminate or reduce the corporate travel discount provided hereunder.  In addition, if American significantly reconstitutes its fare structures for the North American market during the Term, American may, at its option, replace Exhibit 5.03A with a corporate travel discount structure no less favorable to Worldspan than that provided by American to any other corporate customer during the first month after such comprehensive new fare structure is implemented.

ARTICLE VI

CONFIDENTIALITY

Section 6.01.  Worldspan Confidential Information. During the Term, Worldspan may from time to time disclose Worldspan Confidential Information to the American Parties.  American agrees that it shall hold, and shall cause the American Parties to hold, the Worldspan Confidential Information in strictest confidence, and shall not, and shall not permit the American Parties to, directly or indirectly, use for the benefit of any other Person (other than American Parties) the Worldspan Confidential Information in any manner detrimental to Worldspan or for any purpose other than for the performance of American’s obligations under this Agreement.  The restrictions set forth in this Section 6.01 shall apply to all Worldspan Confidential Information disclosed subsequent to the date of this Agreement and shall continue during the Term and for a period of three (3) years after the termination or expiration of this Agreement.  The obligations of American under this Section 6.01 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.01 or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority or pursuant to any listing agreement with, or any applicable rule or regulation of, the Securities and Exchange Commission, any United States national securities exchange, any foreign securities exchange or the National Association of Securities Dealers, Inc.; provided, however, that, in any such case, to the extent practicable and not prohibited by law, American shall notify Worldspan as early as reasonably practicable prior to disclosure to allow Worldspan to attempt to take appropriate measures to preserve the confidentiality of such information at the cost of Worldspan.  In addition, notwithstanding anything to the contrary contained herein, Worldspan Confidential Information may be used or disclosed by American and the American Parties (x) as may be necessary to establish or enforce the rights of American under this Agreement, (y) in American’s or its Affiliate’s financial statements (including, without limitation, in the notes or schedules thereto) as American or such Affiliate, as the case may be, may determine in good faith to be necessary so that such financial statements comply with generally accepted accounting principles or any other applicable legal requirements and American or such Affiliate may make (or permit to be made) such disclosure of such financial statements as it may determine in its sole good faith discretion.

Section 6.02.  American Confidential Information.  During the Term, American may from time to time disclose American Confidential Information to the Worldspan Parties.  Worldspan agrees that it shall hold, and shall cause the Worldspan Parties to hold, the American Confidential Information in strictest confidence, and shall not, and shall not permit the Worldspan Parties to, directly or indirectly, use for the benefit of any other Person (other than Worldspan Parties) the American Confidential Information in any manner detrimental to American or for any purpose other than for the performance of Worldspan’s obligations under this Agreement.  The restrictions set forth in this Section 6.02 shall apply to all American Confidential Information disclosed subsequent to the date of this Agreement and shall continue during the Term and for a period of three (3) years after the termination or expiration of this Agreement.  The obligations of Worldspan under this Section 6.02 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.02 or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority or pursuant to any listing agreement with, or any applicable rule or regulation of, the Securities and Exchange Commission, any United States national securities exchange, any foreign securities exchange or the National Association of Securities Dealers, Inc.; provided, however, that, in any such case, to the extent practicable and not prohibited by law, Worldspan shall notify American as early as reasonably practicable prior to disclosure to allow American to attempt to take appropriate measures to preserve the confidentiality of such information at the cost of American.  In addition, notwithstanding anything to the contrary contained herein, American Confidential Information may be used or disclosed by Worldspan and the Worldspan Parties (x) as may be necessary to establish or enforce the rights of Worldspan under this Agreement, (y) in Worldspan’s or its Affiliate’s financial statements (including, without limitation, in the notes or schedules thereto) as Worldspan or such Affiliate, as the case may be, may determine in good faith to be necessary so that such financial statements comply with generally accepted accounting principles or any other applicable legal requirements and Worldspan or such Affiliate may make (or permit to be made) such disclosure of such financial statements as it may determine in its sole good faith discretion.

Section 6.03.  Equitable Relief.  The parties acknowledge that the provisions of this Article are essential for the protection of their respective legitimate business interests and are fair and reasonable in scope and content, and agree that an award of money damages shall be inadequate for any breach of this Article and that any such breach shall cause the non-breaching party irreparable harm.  Accordingly, in addition to any other remedies that may be available at law or in equity, the non-breaching party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the breaching party agrees not to oppose the granting of such relief on the basis that the non-breaching party has an adequate remedy at law.

ARTICLE VII

TERM AND TERMINATION

Section 7.01.  Term.  Unless earlier terminated pursuant to Section 7.02, the term of this Agreement shall commence as of the date of this Agreement and shall end on the three (3) year anniversary of the Effective Date (the “Term”).

Section 7.02.  Termination.  This Agreement may be terminated at any time by either party in the event of a material breach of this Agreement by the other party where the non-breaching party has notified the other party in writing of such breach and such breach has not been cured during the 30-day period immediately following the date of such notice of termination, and such termination shall be effective immediately upon the expiration of such 30-day period, provided however, (i) in the event that either party terminates this Agreement due to a breach of any provision of this Agreement other than a provision contained in Article IV, all provisions of this Agreement shall terminate except for the provisions contained in Articles IV, VII and VIII and (ii) in the event that either party terminates this Agreement due to a breach of a provision contained in Article IV, the provisions of Article IV shall terminate and the provisions of all other Articles of this Agreement shall remain in full force and effect.

Section 7.03.  Effect of Termination.  Upon termination or expiration of this Agreement, the parties shall have no further rights, liabilities or obligations hereunder or with respect thereto; provided, however, that any obligation which accrued prior to, or which expressly survives, such termination or expiration shall survive.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Entire Agreement.  This Agreement and the Exhibits attached hereto set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between such parties with respect to such subject matterThis Agreement may be amended only by a written instrument executed by both parties.

Section 8.02  Waiver.  The rights and remedies of the parties hereto are cumulative and not alternative.  Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Section 8.03.  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement is determined to be unenforceable, the parties contemplate that this Agreement shall be enforced to the maximum extent, duration or scope permitted by applicable law.  In the event of a change of control of American or its ultimate parent entity, if American or any of its Affiliates are unable to perform any of its or their obligations under this Agreement because such performance would result in a breach by the acquiring party or any of its Affiliates of any of its or their obligations under any agreement to which such acquiring party or such Affiliate is party, Worldspan shall not be entitled to equitable relief (including injunctive relief and specific performance) but shall only be entitled to seek money damages in connection therewith.

Section 8.04.  Headings; Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article”, “Articles”, “Section”, “Sections”, “Exhibit” or “Exhibits” refer to the corresponding Article, Articles, Section, Sections, Exhibit or Exhibits of this Agreement unless otherwise specified.  The words “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms not otherwise defined herein shall have the meaning commonly ascribed thereto in the travel industry.

Section 8.05.  Governing Law.  This Agreement will be governed by (a) the laws of New York, without giving effect to choice of law principles, and (b) to the extent controlling, applicable federal laws of the United States of America.  Notwithstanding any other provision of this Agreement, each provision of this Agreement shall be subject to, and shall not impose any obligation or liability on any party hereto that could reasonably be interpreted as in violation of or otherwise inconsistent with, applicable law.

Section 8.06.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 8.07.  Relationship; Warranties.  None of the American Parties is or shall be considered the agent of Worldspan or have any power to bind Worldspan.  None of the Worldspan Parties is or shall be considered the agent of American or have any power to bind American.  American shall not, and shall not permit any of the American Parties to, make any representations, warranties or claims with respect to Worldspan or any of the products, functionalities or services offered by Worldspan except as authorized by Worldspan in writing.

Section 8.08.  Assignment.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against the parties hereto and their respective successors and assigns; provided, however, that no party may assign this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party.  Notwithstanding the foregoing, Worldspan may assign any of its rights or obligations hereunder (other than its rights and obligations under Article V) in whole or in part to any Affiliate of Worldspan and may collaterally assign its rights hereunder (other than its rights under Article V) to any lender or financing source to Worldspan or Buyer, in each case, without the consent of American.

Section 8.09.  Notices.  Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

If to American:	American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
MD HDQ1 5566
Attention: Vice President - Corporate Development and Treasurer
Facsimile: 817/931-6133

with a copy to:	American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
MD HDQ1 5675
Attention: Corporate Secretary
Facsimile: 817/967-2937

If to Worldspan:	Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
Attention: Chief Executive Officer
Facsimile: 770-563-7878

with a copy to:	Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
Attention: General Counsel
Facsimile: 770-563-7878

Or to such other address as a party may from time to time designate in writing in accordance with this Section.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile, three business days after mailing if mailed, and one business day after deposit with an overnight courier service if delivered by overnight courier.  Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient’s designated address, such notice or other communication shall be deemed to have been given the later of (i) the next business day or (ii) the business day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

Section 8.10.  Audit Rights.  At the request of American, American shall have the right to have access, at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of or from, the books, records and accounts of Worldspan in order to verify the accuracy of the calculation of any payments or other performance pursuant to this Agreement.  Such rights of access, audit and inspection shall terminate two years after the close of each Contract Year to which such payments or performance relate.

Section 8.11.  Dispute Resolution.  It is the intention of the parties to resolve all disputes, controversies, and claims relating to this Agreement (“Disputes”) in an amicable and business-like manner through informal discussion among themselves.  In the event that there is a Dispute between the parties that cannot be amicably resolved, then any party to the Dispute may initiate arbitration pursuant to the terms of the Second Master Arbitration Agreement of even date herewith, to which Worldspan and American are both parties (the “Second Master Arbitration Agreement”).  Subject to Section 6.03 and the equitable remedies set forth in Sections 4.02 and 4.03, all Disputes between the parties hereto arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this paragraph and any Disputes arising under the Annual Marketing Plan) shall, to the fullest extent permitted by law, be solely and finally settled by arbitration pursuant to the terms of the Master Arbitration Agreement.

Section 8.12.  No Presumption.  With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 8.13.  No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AMERICAN AIRLINES, INC.		WORLDSPAN, L.P.

By:	/s/ Craig S. Kreeger	By:	/s/ Paul Blackney

Name:	Craig S. Kreeger	Name:	Paul Blackney

Title:	Vice President and General Sales Manager	Title:	President

[American Airlines Collateral Services Agreement]

Exhibit 5.03A

Travel Discount Program

	Qualifying Fares	Inventory	Discount		Ticket Designator

Domestic Markets -U.S. System Point of Sale & Point of Origin-AA Online to
U.S. Contiguous 48 States, Hawaii, Alaska, Puerto Rico, U.S. Virgin Islands, and Canada	Full F/P/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

	Qualifying Fares	Inventory	Discount		Ticket Designator

International Markets -U.S. System Point of Sale & Point of Origin-AA Online to
Mexico	Full F/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Caribbean	Full F/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

Europe	Full F/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

Asia (includes Japan)	Full F/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

Central / South America	Full F/J/Y	F/P/J/Y/A	[**]	%	12X6AA

“	Applicable	*Applicable	[**]	%	12X6AA

Other Terms & Conditions:

*Applicable Fares are all other coach fares other than fully refundable Y fares, excluding Q, V, L & N fares.

Discount is not valid on fares filed as non-discountable. (e.g. Webfares)

Fares are eligible for accrual of AAdvantage Miles per the rules of the AAdvantage Program.  Some classes of service may not qualify per the AAdvantage Program rules.

Fares are eligible for upgrade consistent with standard policies.

Fares are eligible for denied boarding compensation consistent with standard policies.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

2

Exhibit 5.03B

Additional Standard Terms and Conditions Applicable to Corporate Travel Discount

See Attached.